Exhibit 99.1

Contact: Ryan George Public Relations 210.308.1268 rgeorge@usfunds.com
For Immediate Release
U.S. Global Investors reports 70 percent year-over-year increase in earnings per share for 3Q2011
The Wall Street Journal Ranks Four Funds in Top 25 for 10-year Period
SAN ANTONIO—May 5, 2011—U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisory firm specializing in natural resources and emerging markets, today reported that revenue increased 22 percent and earnings per share increased 70 percent on a year-over-year basis for the quarter ended March 31, 2011.
In the third quarter of fiscal 2011, U.S. Global recorded net income of $2.7 million, or 17 cents per share, on revenue of $11.4 million. This compares to net income of $1.5 million, or 10 cents per share, on revenue of $9.4 million for the third quarter of fiscal 2010. The company earned $2.3 million, or 15 cents per share, on revenue of $11.9 million in the second quarter of fiscal year 2011.
Assets under management at period end stood at $3.18 billion as of March 31, 2011, a 20 percent increase from $2.65 billion at March 31, 2010, and an increase of 4 percent from $3.04 billion at December 31, 2010.
Average assets under management were $3.10 billion for the quarter ended March 31, 2011, an increase of 18 percent from $2.63 billion at March 31, 2010, and an increase of 9 percent from $2.85 billion for the quarter ended December 31, 2010.
“The company continued its strong performance for the fiscal 2011 year during the quarter,” says Frank Holmes, U.S. Global Investors CEO. “U.S. Global continues to pay a monthly dividend, remains debt-free and is poised to deploy the capital necessary to capture new opportunities should they arise.”
“U.S. Global’s marketing strategy is expanding to be a leader in providing specialized investment expertise to financial advisors and institutions both domestically and internationally and we have fortified our efforts to seize the opportunity to serve a growing global marketplace,” says Holmes.
“The mutual fund industry has gone through a major shift over the past decade and the total amount managed by registered-investment advisers (RIAs) has grown to over $2 trillion. We’ve focused our strategy to tap into this market and have attracted veteran Keith Carlson out of early retirement to lead this charge. Keith is the former president of Van Eck Global and has both the explicit and tacit knowledge needed to advance our efforts to build our institutional asset base,” says Holmes.

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Keith’s impressive credentials include more than 25 years of operational and strategic management experience. Keith is a CPA with expertise in natural resources and emerging markets investments, and he has a proven track record in building investment management businesses.
“One year ago we introduced institutional class shares for three of our natural resources and emerging markets funds. These funds carry a $5 million minimum and are designed for institutional investors with large pools of assets who want to diversify into natural resources and emerging markets,” says Holmes.
U.S. Global’s SEC-registered funds experienced an increase of $138.4 million in assets under management during the quarter ended March 31, 2011. The increase was driven by $78.8 million of net shareholder inflows, including $243 million in gross purchases for a higher margin product, and $60.0 million of market appreciation in the company’s funds, primarily the natural resources sector. Fixed-income funds and money market funds, which represent a small portion of the overall asset base, experienced a net decrease as shareholders sought alternatives to low yields.
“The biggest challenge for active money managers such as U.S. Global has been the proliferation of exchange-traded funds (ETFs). These products make it easier for short-term traders to buy and sell the market’s near-term trends. Many of the sector- and country-specific ETFs have attracted inflows despite underperforming actively managed peers. This is an opportunity for actively managed funds that can outperform many of these ETFS with their stock selection disciplines. Many of the individual securities within these sector- and country-specific ETFs do not meet our stock selection models,” says Holmes.
“Our focus remains on active management because we believe those managers who outperform ETFs over an extended period will receive the greatest long-term investment inflows,” says Holmes.
Recognized Long-term Performance of Funds
Four U.S. Global Investors emerging markets and natural resources-oriented funds ranked among the top 25 funds in the entire mutual fund and ETF universe for the 10-year period according to The Wall Street Journal’s latest “Mutual Funds Quarterly” report as of March 31, 2011. Two funds ranked in the top 10: The World Precious Minerals Fund (UNWPX) and the Gold & Precious Metals Fund (USERX), ranking fourth and seventh, respectively. The Eastern European Fund (EUROX) ranked 24th and the Global Resources Fund (PSPFX) ranked 25th. The Wall Street Journal used Lipper data to compile these rankings.*
“With gold prices hovering around $1,500 an ounce and crude oil climbing above $110 per barrel, investors are clamoring for the commodities, emerging markets and natural resources space,” says Holmes. “Our funds are well positioned to gain investors’ assets since several of our funds have achieved spectacular long-term performance.”

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Market Commentary
“We think the global recovery will continue; however, many markets may remain volatile throughout the year as the U.S. economy inches forward and emerging markets battle inflationary pressures. We also continue to keep a watchful eye on the political turmoil in the Middle East and North Africa (MENA) region,” says Holmes.
“Market and media sentiment is stubbornly negative and many are trigger happy to call any asset class’ rise a new bubble. These naysayers are often oblivious to positive developments, such as growth in emerging economies. The old adage ‘a bull market climbs a wall of worry’ remains a powerful reminder of how the S&P 500 and other asset classes rose to the levels they are at today from two years ago,” says Holmes.
“We believe we’re only halfway through a 20-year bull cycle for commodities and emerging markets,” says Holmes. “Those investors with longer-term investment horizons and a higher risk tolerance, who understand the importance of diversification and don’t confuse volatility with losing money, are positioned to benefit the most from this secular bull market,” says Holmes.
Earnings Webcast Information
The company has scheduled a webcast for 8:00 a.m. Central time on Friday, May 6, 2011, to discuss the company’s key financial results for the quarter. Frank Holmes, CEO and chief investment officer, will be accompanied on the webcast by Susan McGee, president and general counsel, and Catherine Rademacher, chief financial officer. Click here to register or visit www.usfunds.com.

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Selected financial data (unaudited):

	Three months ended
	3/31/2011	12/31/2010	3/31/2010
Revenues	$11,410,231	$11,910,738	$9,361,091
Expenses	7,360,736	8,270,445	7,078,417

Income before taxes	4,049,495	3,640,293	2,282,674
Tax expense	1,355,410	1,310,007	808,704

Net income	$2,694,085	$2,330,286	$1,473,970

Earnings per share (basic and diluted)	$0.17	$0.15	$0.10

Avg. common shares outstanding (basic)	15,396,240	15,372,554	15,350,888
Avg. common shares outstanding (diluted)	15,396,240	15,372,554	15,353,504

Avg. assets under management (billions)	$3.101	$2.847	$2.629
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About U.S. Global Investors, Inc.
U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company provides advisory, transfer agency and other services to U.S. Global Investors Funds and other clients.
With an average of $3.1 billion in assets under management in the quarter ended March 31, 2011, U.S. Global Investors manages domestic and offshore funds offering a variety of investment options, from emerging markets to money markets.
Forward-Looking Statements and Disclosure
This news release and other statements by U.S. Global Investors may include certain “forward-looking statements” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.
These filings, such as the company’s annual report and Form 10-K, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results.

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The company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.
Please consider carefully a fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by visiting www.usfunds.com or by calling 1-800-US-FUNDS (1-800-873-8637). Read it carefully before investing. Distributed by U.S. Global Brokerage, Inc.
*Rankings were provided to the Wall Street Journal by Lipper and include all mutual funds and ETFs tracked by Lipper. Lipper ranked the funds based on 10-year performance data including share prices and reinvested dividends. For funds with multiple share classes, only the largest share class was included. Rankings are based on total annualized return.
Foreign and emerging market investing involves special risks such as currency fluctuation and less public disclosure, as well as economic and political risk. By investing in a specific geographic region, a regional fund’s returns and share price may be more volatile than those of a less concentrated portfolio. Because the Global Resources Fund concentrates its investments in a specific industry, the fund may be subject to greater risks and fluctuations than a portfolio representing a broader range of industries. The Eastern European Fund invests more than 25% of its investments in companies principally engaged in the oil & gas or banking industries. The risk of concentrating investments in this group of industries will make the fund more susceptible to risk in these industries than funds which do not concentrate their investments in an industry and may make the fund’s performance more volatile.
Gold, precious metals and precious minerals funds may be susceptible to adverse economic, political or regulatory developments due to concentrating in a single theme. The prices of gold, precious metals and precious minerals are subject to substantial price fluctuations over short periods of time and may be affected by unpredicted international monetary and political policies. We suggest investing no more than 5% to 10% of your portfolio in these sectors.
Diversification does not protect an investor from market risks and does not assure a profit. The S&P 500 Stock Index is a widely recognized capitalization-weighted index of 500 common stock prices in U.S. companies.